Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This amended and restated employment agreement (the “Agreement”), dated as of February 18, 2025, is made and entered into by and between BGC Financial, L.P., a limited partnership, with offices at 199 Water Street, New York, New York 10038, together with its successors and assigns (collectively, “BGC”), and John Abularrage, residing at 25 East 86th Street, New York, New York 10028 (“Employee”).

WHEREAS, Employee is employed by BGC pursuant to an employment agreement between Employee and BGC, dated as of November 20, 2020 (together with any amendments, the “Prior Agreement”);

WHEREAS, BGC and Employee desire to enter into this Agreement, on the terms and conditions set forth below, to provide for the continued employment of Employee for the term herein specified; and

WHEREAS, the terms and conditions of this Agreement shall supersede the terms and conditions of the Prior Agreement as of the Start Date (as defined below).

NOW, THEREFORE, in consideration of the mutual agreements set forth below, the sufficiency of which is hereby acknowledged, BGC and Employee hereby agree as follows:

Section 1. Employment and Term.

(a) BGC agrees to employ Employee, and Employee agrees to serve on the terms and conditions set forth in this Agreement, as Co-Global Head of Financial Services Brokerage of BGC Group1 and in such other senior leadership capacity as may be determined by the Board2 with the duties set forth in Section 2, for a term commencing as of January 1, 2025 (the “Start Date”), and ending on December 31, 2034, unless earlier terminated as specified in Section 4 below (the “Initial Term”) (the Initial Term, together with any subsequent employment period pursuant to Section 1(b) below, referred to herein as the “Term of Agreement”).

(b) The Term of Agreement shall, unless terminated earlier pursuant to Section 4 below, continue following the expiration of the Initial Term on the same terms and conditions as set forth in this Agreement, until the thirty-sixth (36)-month anniversary of the date on which either party notifies the other party in writing of its intention to terminate this Agreement, provided that such termination shall in no event be effective prior to the expiration of the Initial Term, unless this Agreement is otherwise terminated in accordance with its terms. For clarity, this Agreement may be terminated at the expiration of the Initial Term so long as either party provides written notice to the other party of such termination at least thirty-six (36) months prior to the expiration of the Initial Term.

[1]	“BGC Group” means BGC Group, Inc. and its subsidiaries (inclusive of successors and assigns of each).
[2]	“Board” means the then-current Board of Directors of BGC Group, its designee(s) (provided such designee is a member of senior management with authority) or its Compensation Committee with respect to compensation-related matters, as applicable.

Section 2. Duties.

Employee agrees that during the Term of Agreement, Employee will perform such duties and assignments relating to his position as Co-Global Head of Financial Services Brokerage of BGC Group and such other similar activities relating to the brokerage business of BGC and/or any Affiliate3, as the Board shall direct. Without limiting the foregoing, Employee shall be responsible for such businesses and/or products of BGC Group’s Financial Services Brokerage businesses in the Americas as determined and assigned by the Board from time to time. During the Term of Agreement, Employee shall devote all of Employee’s business time, attention, and energies to the performance of Employee’s duties and to the business and affairs of BGC and to promoting the best interests of BGC. Employee shall not, either during or outside of normal business hours, directly or indirectly, engage in any activity inimical to such best interests. During the Term of Agreement, Employee’s principal place of employment shall be in the New York tri-state area, provided that Employee understands, acknowledges, and agrees that (i) Employee may be required to travel on business from time to time, and (ii) Employee may be required to work in an alternative location in the event of a disruption, pandemic, or other event rendering BGC’s offices in the principal place of employment unusable, as determined by BGC4. BGC retains the right, in its sole discretion, to place Employee on paid administrative leave if it reasonably determines that the circumstances so warrant, and/or to provide Employee with alternative work of a similar nature to the work Employee may be asked to normally perform.

Section 3. Compensation During the Term of Agreement.

(a) During the Term of Agreement, BGC shall pay to Employee a salary at the rate of Seven Hundred Fifty Thousand Dollars ($750,000) per annum (the “Salary”), less all applicable withholdings and deductions. Employee’s Salary shall be payable in accordance with BGC’s payroll practices in effect at the time (as of the date of this Agreement, on or about the 15th and the last day of each month).

[3]	“Affiliate” means, with respect to any specified entity, any entity, whether now existing or hereafter arising, that directly or indirectly, through one or more intermediaries, controls or is controlled by or under common control with such specified entity.
[4]	For avoidance of doubt, for purposes of this Agreement, any determinations by BGC Group or any Affiliate thereof in relation to Employee shall be made by the Board.

(b) In consideration for Employee entering into this Agreement, agreeing to its terms and conditions, and providing services through the Term of Agreement, and subject to the terms and conditions in this Agreement, Employee shall receive an annual bonus with respect to each calendar year during the Term of Agreement in the gross amount of Two Million Five Hundred Thousand Dollars ($2,500,000) (each such bonus, a “Guaranteed Bonus”). Distribution of each Guaranteed Bonus issued under the terms herein is currently expected to be made at such time as bonuses with respect to the applicable calendar year are generally distributed to other similarly situated senior management executives of BGC Group’s Financial Services Brokerage businesses in connection with the year-end compensation review process for the applicable year (the cash portion of which shall be distributed by March 15 of the year in which the applicable Guaranteed Bonus is distributed5). Notwithstanding anything to the contrary above, it is a condition precedent to Employee’s earning and/or receipt of any Guaranteed Bonus (or any portion thereof) that Employee is in Good Standing6 as of the applicable distribution, vesting, or payment date of any Guaranteed Bonus (or any portion thereof)7, except that (i) if Employee is in Good Standing through December 31 of the applicable year during the Term of Agreement, then Employee shall receive the Guaranteed Bonus with respect to that calendar year even if Employee is not employed by BGC as of the applicable bonus distribution date, and (ii) if BGC terminates Employee’s employment following the end of the Term of Agreement in accordance with Section 1(b)(i) above, then the portion of the Guaranteed Bonus(es) distributed in the form of Grant Awards (as defined below) pursuant to Section 3(c) of this Agreement shall continue to vest for one (1) year following the termination of Employee’s employment or, if and only if Employee is paid cash compensation from BGC and/or any Affiliate in the gross amount of at least Three Million Two Hundred Fifty Thousand Dollars ($3,250,000) in excess of Employee’s Salary, signing bonus previously distributed pursuant to the Prior Agreement, and Guaranteed Bonus(es), for two (2) years following the termination of Employee’s employment, in all cases subject to the terms of the applicable award documents, provided that with respect to both of the immediately preceding clauses (i) and (ii), as of the applicable Guaranteed Bonus distribution date and/or Grant Award vesting date, as applicable, Employee has not at any time (x) materially breached this Agreement or any provision thereof or any other agreement between Employee and BGC or any Affiliate or any provision of any such agreement, provided that any breach of any provision of Section 5 of this Agreement or any breach of any provision regarding non-competition, non-solicitation, or non-disparagement in any other agreement between Employee and BGC or any Affiliate shall in all cases be deemed material, (y) engaged in any act or omission that would constitute Cause, or (z) engaged in any competitive activity as described in Section 5(b) from the Start Date through the applicable vesting date occurring during the one (1) year following the termination of Employee’s employment or, if and only, if Employee is paid cash compensation from BGC and/or any Affiliate in the gross amount of at least Three Million Two Hundred Fifty Thousand Dollars ($3,250,000) in excess of Employee’s Salary, signing bonus previously distributed pursuant to the Prior Agreement, and Guaranteed Bonus(es), during the two (2) years following the termination of Employee’s employment, in all cases even if BGC does not enforce or shortens the Restricted Period.

[5]	If, due to administrative or ministerial error or delay, the cash portion of any Guaranteed Bonus is not paid by March 15 of the year in which the applicable Guaranteed Bonus is distributed, then BGC shall have until April 30 of such year to cure such late payment.
[6]	“Good Standing” means that, as reasonably determined by BGC Group in good faith: (a) with respect to the Guaranteed Bonuses: (i) Employee is employed by BGC or an Affiliate in good standing (i.e., Employee has not been given notice of termination in accordance with Section 4 of this Agreement and (x) is not on suspension or under investigation for conduct (or omission) that would constitute Cause (as defined below), (y) is not on suspension ordered by or agreed to with FINRA or any other governmental or non-governmental regulatory or legal authority, and (z) fully and truthfully cooperates with all investigations to the extent requested or required by BGC; (ii) Employee (x) is performing substantial services for BGC or any Affiliate, or (y) is not performing substantial services for BGC or any Affiliate solely because Employee has been instructed in writing by a duly authorized official of BGC or an Affiliate to cease performing substantial services for BGC and its Affiliates during the notice period set forth in Section 1(b) of this Agreement (i.e., if Employee is placed on “garden leave”); (iii) Employee has not at any time materially breached this Agreement or any provision thereof or any other agreement between Employee and BGC or any Affiliate or any provision of any such agreement, provided that any breach of any provision of Section 5 of this Agreement or any breach of any provision regarding non-competition, non-solicitation, or non-disparagement in any other agreement between Employee and BGC or any Affiliate shall in all cases be deemed material; and (iv) Employee has not engaged in any act or omission constituting Cause; and (b) with respect to any other circumstance, (i) Employee is employed by BGC or an Affiliate in good standing (i.e., Employee has not been given notice of and is not on suspension or under investigation); (ii) Employee is performing substantial services for BGC or any Affiliate; (iii) Employee has neither given nor received notice of separation from employment; (iv) Employee has not at any time materially breached this Agreement or any provision thereof or any other agreement between Employee and BGC or any Affiliate or any provision of any such agreement, provided that any breach of any provision of Section 5 of this Agreement or any breach of any provision regarding non-competition, non-solicitation, or non-disparagement in any other agreement between Employee and BGC or any Affiliate shall in all cases be deemed material; and (v) Employee has not engaged in any act or omission constituting Cause (defined below).
[7]	In addition to the exceptions set forth in clauses (i) and (ii) of Section 3(b), if Employee does not receive a Guaranteed Bonus solely because Employee is not in Good Standing as of the applicable bonus distribution date solely because Employee was under investigation as of such date (i) by any governmental or non-governmental regulatory or legal authority, or (ii) by BGC for conduct (or omission) that would constitute Cause, and such governmental or non-governmental regulatory or legal authority (in the case of clause (i)) or BGC (in the case of clause (ii)) later determines as a result of such investigation that Employee did not engage in any of the conduct (or omission) investigated (or determines that any such conduct was de minimis or immaterial and did not cause any harm to BGC), then the applicable Guaranteed Bonus shall be distributed as soon as practicable following such determination by BGC if and only if Employee is in Good Standing on such bonus distribution date.

(c) Employee understands, acknowledges, and agrees that up to twenty-five percent (25%) of the aggregate non-discretionary compensation-related amounts attributed to Employee by the Board, whether pursuant to this Agreement or otherwise (e.g., the Salary and Guaranteed Bonus), with respect to the applicable calendar year, may, as determined in the sole discretion of the Board, be distributed in the form of a Grant Award.8 The Grant Award portion issued under the terms herein is currently anticipated to be distributed in the form of BGC Group, Inc. restricted stock units (“RSUs”), which shall vest ratably one-fifth (1/5) on each of the first (1st), second (2nd), third (3rd), fourth (4th), and fifth (5th) year anniversaries of their vesting start date, subject to the terms of the applicable award documentation. Employee agrees to execute documents as reasonably necessary to effectuate acceptance of any such Grant Award(s).

(d) Employee shall be entitled each year to participate in such employee benefit plans and programs as BGC may from time to time generally offer to employees of BGC. Employee also will be eligible for vacation in accordance with BGC policy as determined by the management of BGC from time to time. BGC shall not pay Employee compensation for any accrued but unused vacation time, including, without limitation, upon separation from employment with BGC, other than as required by law.

(e) All compensation shall be subject to withholding and other applicable taxes.

(f) Employee agrees that any compensation paid or distributed to Employee subsequent to the termination of Employee’s employment with BGC (if any) shall only be payable upon execution, delivery, and, if applicable, non-revocation by Employee of a general unconditional release in favor of BGC and its Affiliates in a form satisfactory to BGC.

Section 4. Termination.

(a) During the Term of Agreement, BGC may terminate this Agreement immediately for Cause (subject to any applicable notice or cure periods that may apply to such termination), and notice of such termination shall be sent to Employee. For the purposes hereof, “Cause” means that, as reasonably determined by BGC in good faith, Employee has engaged in: (i) fraud, embezzlement, and/or theft; (ii) misappropriation of any amount of money or other assets or property of BGC, any of its Affiliates or any of its or their customers or clients; (iii) dishonesty relating to Employee’s duties or obligations under this Agreement or a false statement or misleading omission made to BGC, any of its Affiliates or any of its or their officers, directors, or employees; (iv) breach of Employee’s fiduciary duties to BGC or any of its Affiliates; (v) material nonperformance of this Agreement or any of the provisions of this Agreement or material breach of this Agreement or any of the provisions of this Agreement, provided that any breach of any provision of Section 5 of this Agreement shall in all cases be deemed material; (vi) conduct that constitutes, or results in a conviction of (including any pleas of nolo contendere), a crime under U.S. federal, state or local laws or any applicable foreign laws; (vii) failure to follow any material (which includes, inter alia, substantive) and lawful direction by the Board; (viii) failure to follow BGC’s policies, rules, codes of conduct, procedures, or guidelines that, to the extent curable as determined by BGC in good faith (for the avoidance of doubt, any conduct that could give rise to a violation of law or legal liability to Employee, BGC or any of its Affiliates shall in no event be curable), is not cured within ten (10) days of written notice of Employee from BGC or its designee, except that such notice and opportunity to cure conditions need not be provided if Employee commits any infraction or fails to follow a policy, rule, code of conduct, procedure or guideline that is of a similar nature or type for which he has previously been provided written notice and opportunity to cure; (ix) a violation by Employee or Employee aiding and abetting any violation by another of any law, order, rule or regulation pertaining to Employee (other than a misdemeanor that does not relate to Employee’s duties or obligations under this Agreement and is not reportable on a FINRA Form U4, such as a minor traffic violation) or pertaining to BGC or any of its Affiliates, including, among others, the rules, regulations and by laws of the Financial Industry Regulatory Authority (“FINRA”); (x) illegal drug use; or (xi) unsatisfactory attendance (for avoidance of doubt, Employee’s working from home or another remote location during a pandemic when required by applicable governmental guidance or as an accommodation approved by BGC, travel for business and absence due to sick days or vacation that is in accordance with BGC policy shall not be deemed to be unsatisfactory attendance).

[8]	A “Grant Award” means a contingent non-cash grant, which shall be subject to the terms of the grant documents under which such non-cash is awarded, including any vesting, cancellation, and restrictive covenant provisions contained therein; provided, however, that the vesting terms and conditions of the Grant Award portion of the Guaranteed Bonus as set forth in Section 3(b) shall be on the vesting terms and conditions set forth in Section 3(b) or on vesting terms and conditions that are no more onerous than the vesting terms and conditions set forth in Section 3(b). The form, manner, and valuation of any such Grant Award shall be determined in the sole discretion of BGC Group, but shall be on similar terms as are given to other similarly situated employees of BGC. Nothing in this Agreement shall be construed as requiring BGC Group to procure the grant of any particular type of contingent non-cash grant award or prevents BGC Group from procuring the grant of any other type of contingent non-cash grant award from time to time. Employee understands, acknowledges, and agrees that BGC Group reserves the right to equitably adjust any Grant Award in accordance with applicable laws if the securities or other equity interests (if any) awarded in connection with such Grant Award shall have been increased, decreased, changed into, or exchanged for a different number or kind of securities or equity interests (or other property) as a result of a subdivision, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination or other similar change. For the avoidance of doubt, where BGC Group procures that any payment, award, benefit, or loan of money or property (including, without limitation, distributions in respect of such award and the application of any distributions) (each, an “Award”), pursuant to this Agreement or otherwise, is provided to Employee by BGC Group or an Affiliate, Employee agrees that BGC Group shall be entitled to treat such Award as being in satisfaction of any of its own obligations to Employee. [9] “Restricted Period” means (i) during Employee’s employment with BGC or any Affiliate, and (ii) through the later of (A) the expiration of the Term of Agreement, and (B) a period of one (1) year immediately following the termination of Employee’s employment with BGC or any Affiliate for any reason whatsoever, plus, if during the Term of Agreement Employee is paid cash compensation from BGC and/or any Affiliate in the gross amount of at least Three Million Two Hundred Fifty Thousand Dollars ($3,250,000) in excess of Employee’s Salary, signing bonus previously distributed pursuant to the Prior Agreement, and Guaranteed Bonus(es), an additional one (1) year.

(b) If, in BGC’s reasonable judgment during the Term of Agreement, Employee is incapable of performing the essential functions of his position, with or without reasonable accommodation, by reason of physical or mental disability, for a period of 150 out of 285 consecutive days, BGC at its option may thereafter terminate this Agreement with Employee and notice of such termination may be sent to Employee. The payment of Employee’s Salary during any period of disability shall be in accordance with the then-current policy of BGC (including, without limitation, any policies relating to short- or long-term disability benefits and/or insurance). If BGC terminates the Term of Agreement pursuant to this Section, BGC’s only obligation shall be to pay Employee his Salary through the date on which such termination of this Agreement for disability occurs in accordance with the then-current policy of BGC (including, without limitation, any policies relating to short- or long-term disability benefits and/or insurance). If Employee is incapable of performing the essential functions of his position, with or without a reasonable accommodation, BGC may assign one or more other individual(s) to perform the functions of Employee’s position and such assignment during all or a portion of any such period of incapacity shall be deemed not to be a breach of this Agreement. Notwithstanding the foregoing, BGC may, in accordance with its obligations (if any) under federal, state or local law, place Employee on unpaid leave of absence during all or a portion of any such period of incapacity prior to a termination by reason of disability. If Employee shall die during the Term of Agreement, the Term of Agreement shall automatically terminate, and BGC’s only obligation under this Agreement shall be to pay to Employee’s legal representatives, or in accordance with a direction given by Employee to BGC in writing, Employee’s Salary and pro-rated Guaranteed Bonus through the date on which such death occurs and to vest Employee’s then currently unvested RSUs when administratively practicable after such death.

(c) If BGC continues to employ Employee after the end of the Term of Agreement, then Employee automatically will become an employee at will, and BGC or Employee may terminate Employee’s employment with or without notice, with or without Cause, or for no reason at all. This Agreement shall no longer govern the terms of the Employee’s compensation when Employee is an employee at will. While Employee is an employee at will, the terms of the Employee’s employment, including, but not limited to Employee’s compensation, shall be governed by BGC’s policies then in effect; provided, however, that Employee shall remain subject to the restrictions set forth in Sections 5, 6, 7, 8, and 10 of this Agreement.

(d) Upon cessation of Employee’s employment with BGC for any reason, Employee will promptly resign from any officer and/or director positions Employee may hold in connection with Employee’s employment with BGC or any Affiliate.

Section 5. Non-Competition; Non-Disclosure; Non-Solicitation; Non-Disparagement.

(a) Employee acknowledges that during Employee’s employment with BGC, Employee has access to and has become acquainted with BGC’s confidential records and information, and Employee shall continue to keep all such records and information confidential in compliance with BGC’s Confidentiality and Intellectual Property Agreement, which Employee executed in connection with the commencement of Employee’s employment with BGC.

(b) During the Restricted Period,9 Employee shall not, alone or with others, directly or indirectly, participate, engage, render services to or become interested in (as owner, stockholder, partner, lender or other investor, director, officer, employee, independent contractor, consultant or otherwise) any business activity that is in competition with, or otherwise related to or arises from, the then current or contemplated business of BGC or any Affiliate. Notwithstanding any other provisions herein, nothing in this Agreement shall prohibit Employee from acquiring or owning in accordance with BGC Group’s policies and procedures regarding personal securities transactions, less than one percent (1%) of the outstanding securities of any class of any corporation that are listed on a national securities exchange or traded in the over-the-counter market. As additional consideration for Employee’s performance of the non-compete covenants contained in this Section 5(b), BGC shall pay Employee for each month during the Restricted Period following the termination of Employee’s employment an amount equal to one-twelfth (1/12th) of Employee’s annualized salary in effect at the time of Employee’s separation from employment (the “Non-Compete Payments”). Notwithstanding the foregoing, BGC, by providing at least thirty (30) days’ advance written notice to Employee at any time, may elect not to enforce or to terminate early the non-compete covenants of this Section 5(b) and, in connection therewith, stop any further Non-Compete Payments and Employee’s non-compete obligations under this Section 5(b). In addition to the methods of notice provided in accordance with Section 11 below, for purposes of this Section 5(b), BGC also may provide notice by email to Employee’s personal email address on file with BGC. In addition, if BGC reasonably determines in good faith that Employee has breached Section 5(b), 5(c), or 5(d) of this Agreement, BGC may suspend the making of any Non-Compete Payments (or, if during the Term of Agreement, any payments under Section 3 above), or offset from such payments (or any other amounts then due or that will become due to Employee from BGC) BGC’s reasonable estimate of the damages it has suffered as the result of such breach (or any other amounts owed by Employee to BGC), in each case without prejudice to any of its rights or remedies under this Agreement.

[9]	“Restricted Period” means (i) during Employee’s employment with BGC or any Affiliate, and (ii) through the later of (A) the expiration of the Term of Agreement, and (B) a period of one (1) year immediately following the termination of Employee’s employment with BGC or any Affiliate for any reason whatsoever, plus, if during the Term of Agreement Employee is paid cash compensation from BGC and/or any Affiliate in the gross amount of at least Three Million Two Hundred Fifty Thousand Dollars ($3,250,000) in excess of Employee’s Salary, signing bonus previously distributed pursuant to the Prior Agreement, and Guaranteed Bonus(es), an additional one (1) year.

(c) During the Restricted Period, Employee shall not, alone or with others, directly or indirectly, whether as an owner, partner, shareholder, employee, agent, director, independent contractor, consultant or otherwise, do business with, solicit or entice away any customer or prospective customer of BGC or any Affiliate, with which, as determined by BGC, Employee developed or maintained a significant relationship during Employee’s employment.

(d) During Employee’s employment with BGC or any Affiliate and through the later of the expiration of the Term of Agreement or a period of three (3) years immediately following the termination of Employee’s employment with BGC or any Affiliate for any reason whatsoever, Employee shall not, alone, or with others, directly or indirectly, (i) solicit, hire, engage, or retain for Employee’s benefit or the benefit of any person or organization other than BGC and its Affiliates, the employment or other services of any individual employed by, or serving as a consultant or independent contractor to, BGC or any of its Affiliates at the time of such termination or within six (6) months prior thereto or with whom Employee developed a working relationship, directly or indirectly, at any time during Employee’s employment with BGC or any of its Affiliates, or (ii) encourage, solicit, influence, induce, or facilitate any such individual to terminate his or her employment or other relationship with BGC or any of its Affiliates.

(e) Employee recognizes that Employee is being placed in a position of trust and confidence and as such will not during Employee’s employment or thereafter (i) defame, disparage, libel, or slander BGC or any of its Affiliates in any way, or (ii) contact, respond to any request from, or in any way discuss, criticize, defame, disparage, libel, or slander BGC or any of its Affiliates, employees, or agents to the media (print, television, or otherwise, whether on or off the record). This Section 5(e) is not intended to interfere with Employee’s ability to exercise any right under the National Labor Relations Act or to truthfully answer questions under oath or pursuant to government or judicial compulsion.

(f) Employee agrees that after the termination of Employee’s employment with BGC or any Affiliate, Employee will cooperate with BGC and its Affiliates upon BGC’s reasonable request in connection with the defense or prosecution of any pending or threatened claim or action brought against or on behalf of BGC, any of its Affiliates, or each of their respective directors, shareholders, officers, or employees, including, but not limited to, by being available to meet with BGC or any of its Affiliates to prepare for any proceeding (including depositions), to provide affidavits, to assist with any audit, inspection, proceeding or other inquiry, and to provide truthful testimony in connection with any litigation or other legal proceeding affecting BGC or any of its Affiliates. To the extent BGC requests Employee’s cooperation pursuant to this Section 5(f) after the termination of his employment, BGC shall, to the extent possible, reasonably consider Employee’s material pre-existing scheduling commitments in connection with such request. BGC shall reimburse Employee for reasonable documented travel expenses incurred should Employee’s presence be required in person.

(g) If Employee is subpoenaed or asked to testify or produce documents or information regarding any matter related to BGC or any Affiliate, Employee will promptly notify the Executive Managing Director and Chief Legal Officer of such subpoena or request (unless such notice is unlawful) and meet with the Executive Managing Director and Chief Legal Officer (or his designee) for a reasonable period of time prior to the date such appearance or production is due in order to (i) allow BGC or any of its Affiliates to exercise any rights it may have in relation thereto, and (ii) cooperate with BGC or any of its Affiliates in connection with any response.

(h) During Employee’s employment, Employee shall not, without the written consent of BGC, enter into an agreement, whether oral, written or otherwise, with any person, firm, business, partnership or corporation providing for Employee’s future employment by such or any other person, firm, business, partnership or corporation prior to ninety (90) days before the expiration of the Term of Agreement and, in the event that Employee enters into any such agreement, then Employee shall provide written notice thereof to BGC within twenty-four (24) hours of entering into such agreement, which notice shall include the name of the employing entity, his role at such entity, and, to the extent not prohibited by Employee’s contractual confidentiality obligations to such employing entity, the compensatory terms of the agreement.

Section 6. Representations, Warranties and Other Employee Obligations.

(a) Employee represents, warrants, and covenants that: (i) during Employee’s employment, Employee will well and faithfully serve BGC and its Affiliates and use his best efforts, commensurate with his compensation, position, and responsibilities, to generate revenue on behalf of and advance the interests of BGC and its Affiliates, (ii) Employee possesses and will maintain all licenses, permits, and qualifications necessary to perform Employee’s duties hereunder, and (iii) Employee will conduct himself professionally and observe appropriate standards of behavior with both colleagues and customers.

(b) Employee represents, warrants, and covenants that he will continue to maintain the highest standards of honesty and fair dealing in his work for BGC and any Affiliate and will continue to observe and comply with (i) BGC’s policies and procedures as expressed in any personnel or compliance handbook or manual, (ii) all federal, state, or local laws and regulations (and, if applicable, those of a foreign jurisdiction), and (iii) the rules and regulations of FINRA or any other applicable self-regulatory organization.

(c) Employee represents, warrants, and covenants that: (i) Employee has not breached or violated and will not breach or violate any agreement or obligation to not use or disclose confidential information or documents, including, but not limited to, client lists, trade secrets or other confidential information in connection with the performance of his duties hereunder, and (ii) Employee has complied with and will continue to comply with any and all statutory, common law, and contractual obligations that he had, has, or may have to any prior employer, prospective employer, or other third party.

(d) Employee agrees to notify all prospective employers of Employee’s obligations that are continuing under this Agreement after the termination of Employee’s employment with BGC or any Affiliate.

Section 7. Injunctive Relief.

Employee acknowledges and agrees that Employee is being placed in a position of trust and confidence, that Employee has had and will have access to and has and will continue to become acquainted with the confidential records and information (including, without limitation, clients lists and other trade secrets) of BGC and its Affiliates by virtue of his employment pursuant to this Agreement, and that the services Employee will be providing under this Agreement are unique, special and extraordinary. Employee further acknowledges and agrees that BGC and its Affiliates have a legitimate business interest in protecting its and their confidential information, trade secrets, and goodwill and Employee’s unique, special and extraordinary services, especially given Employee’s seniority level and scope and depth of Employee’s responsibilities, duties, knowledge and access to confidential information, that BGC’s and its Affiliates’ ability to protect these interests is of great competitive advantage and commercial value, and that the restrictive covenants set forth in Section 5 and the notice period in Section 1(b) of this Agreement (collectively, the “Covenants”) are reasonable and necessary to protect those legitimate business interests. Employee further acknowledges and agrees that BGC and its Affiliates conduct their business worldwide and that a business competitive with that of BGC or any of its Affiliates may be carried on anywhere in the world as a result of the unique use by such business of telephonic or other advanced communications techniques, and that therefore the geographic scope of the Covenants is reasonable under the circumstances. Employee further acknowledges and agrees that the amount of Employee’s compensation set forth in Section 3 in this Agreement reflects, in part, Employee’s agreement to comply with the terms of the Covenants, that BGC would not agree to the compensation set forth in Section 3 but for Employee’s agreement to comply with the Covenants, that Employee has no expectation of any additional compensation or payment of any kind in consideration of his compliance with the Covenants, and that Employee would not be subject to an undue hardship by reason of his full compliance with the Covenants or BGC’s enforcement thereof. Therefore, the parties acknowledge that in the event of a breach or threatened breach by Employee of any of the Covenants, BGC and its Affiliates will be irreparably damaged and will not have an adequate remedy at law. Accordingly, and notwithstanding Section 8 hereof, in the event of any such breach or threatened breach, Employee acknowledges and agrees that BGC and its Affiliates shall be entitled to specific performance of the Covenants or such equitable and injunctive relief, without proof of special damages or the posting of any bond or other security, as may be available to restrain Employee and any business, firm, partnership, individual, corporation or entity participating in such breach or threatened breach of the Covenants. BGC and its Affiliates will be entitled to such relief, without the posting of any bond or other security, in court pursuant to Section 7502(c) of the New York Civil Practice Law and Rules, or any comparable or successor provision thereto. Nothing herein shall be construed as prohibiting BGC or any Affiliate from pursuing any other remedies available at law or in equity for such breach or threatened breach in any dispute submitted for resolution in accordance with Section 8 hereof.

Section 8. Dispute Resolution.

Subject to the provisions of Section 7 above, any disputes, differences or controversies arising at any time under this Agreement or Employee’s employment shall, to the maximum extent permitted by applicable law, be governed by the Dispute Resolution Policy and Agreement, which Employee executed in connection with the commencement of Employee’s employment with BGC.

Section 9. Entire Agreement; Enforceability; Partial Invalidity.

(a) This Agreement, together with the Dispute Resolution Policy and Agreement and Confidentiality and Intellectual Property Agreement referenced above, contain the entire agreement of the parties with respect to the subject matter hereof and supersede and replace any and all prior agreements and understandings between the parties with respect to the subject matter hereof (including, without limitation, those set forth in the Prior Agreement). In entering into this Agreement, neither party is relying upon any promises, representations, or inducements, whether written, oral, or otherwise, which are not set forth in this Agreement. No modification or waiver of any provision of this Agreement will be binding upon any party unless in writing and signed by the parties hereto.

(b) The invalidity or unenforceability of any particular provision of this Agreement shall not affect any other provisions and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted. In the event that a court of competent jurisdiction shall determine that any Covenant set forth in this Agreement is impermissibly broad in scope, duration or geographical area, or is in the nature of a penalty, then the parties intend that such court should limit the scope, duration or geographical area of such covenant to the extent, and only to the extent, necessary to render such covenant reasonable and enforceable, and enforce the covenant as so limited.

Section 10. Miscellaneous.

(a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs, executors, and administrators.

(b) No waiver or modification of any term, covenant, or condition in this Agreement shall be deemed to be a subsequent waiver or modification of the same or any other term, covenant, or condition in this Agreement.

(c) This Agreement may not be assigned, in whole or in part, by either party hereto without the prior written consent of the other party (any purported assignment hereof in violation of this provision being null and void); however, it may be assigned unilaterally and without recourse, in whole or in part by BGC to any Affiliate or to any successor in interest of BGC or any Affiliate by merger, consolidation, reorganization or otherwise.

(d) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument, and this Agreement may be executed by facsimile or .pdf signature, which shall be accepted as if such signatures were original execution signatures.

(e) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof. Employee waives personal service of process and irrevocably submits to service of process by mail.

(f) This Agreement shall be effective only when executed both by BGC and Employee and upon such shall be binding and enforceable; the Agreement in unsigned form does not become an offer of any kind and does not become capable of acceptance until executed by Employee, and at such time, the Agreement becomes capable of acceptance by signature by a duly authorized official of BGC.

(g) BGC and Employee acknowledge and agree that each party has been represented by counsel in connection with the negotiation and drafting of this Agreement and each party has had an opportunity to consult with counsel of its/his choosing. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

(h) For the avoidance of doubt, Sections 4(c), 5, 7, 8, 9, 10, and 11 shall survive the termination or expiration of this Agreement in accordance with their terms.

(i) For avoidance of doubt, nothing in this Agreement is intended to prevent or restrict Employee from communicating with or otherwise reporting possible violations of federal, state, or local law or regulation as protected under applicable whistleblower provisions or other laws to any government agency or entity (such as the U.S. Securities and Exchange Commission, U.S. Equal Employment Opportunity Commission or National Labor Relations Board).

Section 11. Notices.

Except as provided in Section 5(b) of this Agreement, all notices pursuant to this Agreement shall be in writing and shall either be (i) delivered by hand, (ii) sent by overnight mail or overnight courier, or (iii) mailed by certified or registered mail, return receipt requested, postage prepaid, in each case to the address set forth above or to such other address as may be designated for such purpose in written notice. Any such notice shall be effective upon receipt when delivered by hand, on the next business day when delivered by overnight mail or overnight courier, or on the third business day after the day on which mailed by certified or registered mail.

Any notice to BGC hereunder must be sent to:

Stephen M. Merkel, Esq.

Executive Vice President and General Counsel

BGC Group, Inc.

499 Park Avenue

New York, New York 10022

Section 12. Code Section 409A.

This Agreement is intended to comply with or be exempt from Code Section 409A and the interpretative guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and will be administered, construed, and interpreted in accordance with such intent. Nothing in this Agreement is intended or shall be construed as a guarantee of any particular tax treatment of any payment, whether under Code Section 409A or otherwise, and each party bears the sole liability for any tax for which it may become responsible under this Agreement or the payments hereunder, including any modifications to this Agreement or payments to which the parties shall have agreed.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

JOHN ABULARRAGE	BGC Financial, L.P.

/s/ John Abularrage	/s/ Stephen M. Merkel
	Name:	Stephen M. Merkel
	Title:	General Counsel

[Signature page to Amended and Restated Employment Agreement,

dated as of February 18, 2025, between BGC Financial, L.P. and John Abularrage]